 North America Structured Investments  12m Fixed Interest Yield Notes Linked to SPX/RTY/SX5E  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Underlyings: S&P 500 Index, Russell 2000 Index, and EURO STOXX 50 Index  Hypothetical Returns**  Payment at Maturity  (5.50% per annumFixed Interest Rate)  Payment at  Maturity  Pricing Date: June 30, 2017  Final Review Date: July 2, 2018  Maturity Date: July 6, 2018  Monitoring Period: The period from, but excluding, the Pricing Date to and including the final Review Date  Fixed Interest Rate: [5.50%-7.50%]* per annum, paid monthly at a rate of between 0.45833% and 0.625% per month  Trigger Level: With respect to each Underlying, an amount that represents 70% of its Initial Underlying Level.  Trigger Event: A Trigger Event occurs if, on any day during the Monitoring Period, the Underlying closing level of either  Underlying is less than its Trigger Level.  CUSIP: 46647MGB3  Preliminary Pricing  Least Performing If a Trigger Event If a Trigger Event  Underlying Return Has Not Occurred Has Occurred  60.00% $1,004.5833 $1,004.5833  40.00% $1,004.5833 $1,004.5833  20.00% $1,004.5833 $1,004.5833  5.00% $1,004.5833 $1,004.5833  Supplement:  http://sp.jpmorgan.com/document/cusip/46647MGB3/doctype/Product_Termsheet/document.pdf  0.00%  $1,004.5833  $1,004.5833  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  -5.00%  $1,004.5833  $954.5833  Payment at Maturity  If (i) the Ending Underlying Value of each Underlying is greater than or equal to its Initial Underlying Value or (ii) a Trigger Event has notoccurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the Interest Paymentapplicable to the final Review Date.  If (i) the Ending Underlying Value of either Underlying is less than its Initial Underlying Value and (ii) a Trigger Event has occurred, at maturityyou will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Value of the Lesser Performing Underlying is lessthan its Initial Underlying Value, subject to any Interest Payment payable at maturity. Under these circumstances, your payment at maturity per$1,000 principal amount note, in addition to any Interest Payment, will be calculated as follows: $1,000 + ($1,000 × Lesser Performing  Underlying Return).  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  -20.00% $1,004.5833 $804.5833  -30.00% $1,004.5833 $704.5833  -30.01% N/A $704.4833  -60.00% N/A $404.5833  -80.00% N/A $204.5833  Interest Payments  *You will receive on the applicable Interest Payment Date for each$1,000 principal amount note an Interest Payment equal to between  $4.5833 and $6.25 (equivalent to an interest rate of between 5.50% and  7.50% per annum, payable at a rate of between 0.45833% and 0.625%per month).  **The hypothetical returns and hypothetical interest payments on the  notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would beassociated with any sale in the secondary market. If these fees andexpenses were included, the hypothetical returns and hypotheticalinterest payments shown above would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  12m Fixed Interest Yield Notes Linked to SPX/RTY/SX5E  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes inthe market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase & Co.  • You are exposed to the risks of the decline in value of each Underlying.  • Your payment at maturity may be determined by the lesser performing Underlying.  • Return is limited to the principal amount plus accrued interest regardless of any appreciation of the  Underlyings, which may be significant.  • If a Trigger Event has occurred, you will lose 1% of your principal for every 1% the final level of the lesser performing Underlying is less than its Initial Level.  • The benefit provided by the Trigger Level may terminate on any day during the Monitoring Period.  • No dividend payments, voting rights, or ownership rights with the equity securities included in each  Underlying.  • You are exposed to the risks associated with small capitalization companies.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has  limited assets.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as  JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The  price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all,may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the  assumptions used to determine the pricing of the notes and the estimated value of the notes when theterms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or itsaffiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notesdecline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplementand “Selected Risk Considerations” to the applicable preliminary pricing supplement for additional  information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, CFC issuance: Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com